Exhibit 99.1

NEWS RELEASE

5904 Richmond Highway

Suite 300

Alexandria, Virginia 22303

Tel:   (703) 329-9400

Fax:  (703) 329-8187

www.analex.com	Release:	IMMEDIATE
	For:	ANALEX CORPORATION
(Symbol: NLX)

Contact:	Amber Gordon
(703) 329-9400

ANALEX COMPLETES ACQUISITION OF COMGLOBAL SYSTEMS

Alexandria, VA, April 4, 2005 – Analex Corporation (Amex: NLX), a leading provider of mission-critical professional services to federal government clients, today announced the completion of its acquisition of ComGlobal Systems, Incorporated, a software engineering and information technology firm primarily serving federal government agencies and organizations.

ComGlobal specializes in command, control, communications, computers and intelligence (C4I) programs for the military, and its largest customer is the U.S. Navy’s Tomahawk Cruise Missile Program. With the ComGlobal acquisition, Analex has more than 1,100 employees, approximately 70% of whom hold security clearances. ComGlobal also extends Analex’s presence in strategic federal locations, including San Diego and San Jose, California; Las Vegas, Nevada; Pascagoula, Mississippi, Norfolk and Arlington, Virginia.

“The professional staff of ComGlobal has provided critical support to our Nation’s security for more than a decade. We welcome them to Analex and look forward to working together to continue to provide the highest levels of service to our customers,” said Sterling Phillips, Analex’s Chairman and CEO. “The addition of ComGlobal is indicative of the company’s continuing commitment to its strategy of acquiring important and synergistic businesses serving classified U.S. agencies. The ComGlobal acquisition expands our presence within the U.S. Navy, adds to our classified workforce and provides a source of highly skilled software engineers.”

“The employee-owners of ComGlobal were seeking an acquirer who shared our people-oriented culture and commitment to excellence in customer support,” said Frank Hewitt, ComGlobal’s founder and CEO. “We have found the ideal partner in Analex and we are excited about the growth potential of the combined company.”

ComGlobal, which was formerly a private, employee-owned company, is now a wholly owned subsidiary of Analex. For its fiscal year ended June 30, 2004, ComGlobal had revenues of $39.4 million with EBITDA margins of 13%. This represents a 17% three-year compound annual revenue growth rate.

Consideration for the acquisition consisted of $47 million in cash, $22 million of which was financed with senior bank debt from Bank of America and $25 million of which came from the previously announced sale of additional Series B Convertible Preferred Stock to GE Pension Trust, New York Life Capital Partners and Pequot Capital. ComGlobal Systems Inc. was

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Analex: Completes Acquisition of ComGlobal	Page 2
April 4, 2005

represented in this transaction by BB&T Capital Markets | Windsor Group, a division of Scott & Stringfellow, Inc.

About Analex

Analex (www.analex.com) specializes in providing intelligence, systems engineering and security services in support of our nation’s security. Analex focuses on developing innovative technical approaches for the intelligence community, analyzing and supporting defense systems, designing, developing and testing aerospace systems and providing a full range of security support services to the U.S. government. Analex stock trades on the American Stock Exchange under the symbol NLX. Analex investor relations can be reached at amber.gordon@analex.com or 703-329-9400 x311.

PLEASE NOTE: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as “anticipate,” “expect,” “could,” “intend,” “may” and other words of a similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements contained herein. Such factors and risks include business conditions and growth / consolidation in the government contracting, defense and intelligences arenas and in the economy in general. Competitive factors include the pressures toward consolidation of small government contracts into larger contracts awarded to major, multi-national corporations; and the Company’s ability to continue to recruit and retain highly skilled technical, managerial and sales/marketing personnel. Other risks may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Analex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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